Exhibit 10.32

Please review this agreement and scroll to the bottom to accept or to return to the Equity Compensation Web.

TRAVELERS
RESTRICTED STOCK UNIT AWARD NOTIFICATION AND AGREEMENT

(This award must be accepted by 11:59 p.m. on                             , or it will be forfeited. Refer below to Section 15.)

Participant:	XXX	Grant Date:	xxx
Number of Award Shares:	XXX	Vesting Date:	xxx

1.                                     Grant of Restricted Stock Units. This restricted stock unit award (“Award”) is granted pursuant to The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”), by The Travelers Companies, Inc. (the “Company”) to you as an employee of the Company or an affiliate of the Company (together, the “Travelers Group”).  The Company hereby grants to the Participant as of the Grant Date an award (“Award”) consisting of a right to receive the number of shares set forth above (“Award Shares”) of the Company’s common stock, no par value (“Common Stock”), upon the Vesting Date, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein.

2.                                     Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified in the Plan, this grant notification and agreement, including Exhibits A and B (the “Award Agreement”), and the prospectus dated February 3, 2009 (titled “Travelers Equity Awards”), and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Plan and the Prospectus include, but are not limited to, provisions relating to amendment, vesting, cancellation and settlement, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.

By accepting the Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that the Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent, and depends on the future market price of the Common Stock, among other factors. The Participant further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be cancelled if the vesting conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) vesting may be subject to confirmation and final determination by the Company’s Board of Directors or its Compensation Committee (the “Committee”) that the vesting conditions have been satisfied.  The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Award unless and until the Award is vested and settled in shares of Common Stock.

3.                                     Vesting.  The Award shall vest in full on the Vesting Date set forth above provided the Participant remains continuously employed within the Travelers Group.  If the Participant has a termination of, or break in, employment prior to the Vesting Date, the Participant’s rights are determined under the Award Rules of Exhibit A.

4.                                     Settlement of Award.  The Company shall deliver to the Participant a number of shares of Common Stock equal to the number of vested Award Shares on the Vesting Date or as soon as administratively practicable thereafter. The number of shares of Common Stock delivered to the Participant shall be reduced by a number of shares of Common Stock having a Fair Market Value on the date of delivery equal to the tax withholding obligation, unless the Plan administrator is notified in advance of the Award settlement and the Participant elects another method for tax withholding.

5.                                     Acceptance of Exhibit A – Award Rules.  The Participant agrees to be bound by the terms of the Award Rules set forth in Exhibit A (“Award Rules”).

6.                                     Acceptance of Exhibit B – Principles of Employment Agreement.  The Participant agrees to be bound by the terms of the Principles of Employment Agreement (including all later versions thereof which the Participant may agree to at a later time; for example, as an exhibit to a subsequent equity grant), the current version of which is attached hereto as Exhibit B (the “POE Agreement”).

7.                                     Acceptance of Non-Solicitation Conditions.   The Participant agrees to be bound by the following conditions (the “Non-Solicitation Conditions”):

(a)                                  The Company and the Participant understand, intend and agree that the Non-Solicitation Conditions of this Section 7 are intended to protect the Travelers Group against the Participant raiding its employees and/or its business during the twelve (12) month period (the “Restricted Period”) following the date of the conclusion of the Participant’s employment with the Travelers Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group (the “Termination Date”), while recognizing that after the Termination Date, the Participant is still permitted to freely compete with the Travelers Group, except to the extent “Confidential Information” (which means any technical or business information developed by, for, or at the expense of the Travelers Group, or assigned or entrusted to the Travelers Group, unless such information is generally known outside of the Travelers Group) is used in such solicitation and subject to certain restrictions set forth below. Further, nothing in this Section 7 is intended to grant or limit any rights or claims as to any future employer of the Participant.

(b)                                 During the Restricted Period, the Participant will not seek to recruit or solicit, or assist, participate in or promote the recruiting or solicitation of, interfere with, attempt to influence or otherwise affect the employment of any person who was or is employed by the Travelers Group at any time during the last three months of the Participant’s employment or during the Restricted Period. Further, the Participant shall not, on behalf of himself or herself or any other person, hire, employ or engage any such person. The Participant shall not directly engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions in this Section 7. However, the Non-Solicitation Conditions do not preclude the Participant from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Travelers Group, provided that the Participant does not specifically direct such third party specifically to target employees of the Travelers Group generally or specific individual employees of the Travelers Group.

(c)                                  If, after the Termination Date, the Participant accepts a position as an employee, consultant or contractor with a direct competitor of the Company, then, during the Restricted Period, the Participant will not use Confidential Information to seek to recruit or solicit, or assist, participate in or promote the recruiting or solicitation of, interference with, attempt to influence or otherwise affect any person or entity who is a client, customer, policyholder, or agent of the Travelers Group, to discontinue business with the Travelers Group, and/or move that business elsewhere.  The Participant also agrees not to be directly and personally involved in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from Travelers Group, at any time after the Termination Date, even if Confidential Information is not involved.  The Participant may, at any time after the Termination Date, direct a third party (including but not limited to employees of his/her subsequent employer) to negotiate,  compete for, solicit and execute such book roll over(s) or other book of business transfer arrangements, provided that (i) Confidential Information is not involved, (ii) the Participant is not personally and directly involved in such activities, and (iii) the Participant does not direct such third party specifically to target agents of Travelers Group.

(d)                                 Subject to the non-competition obligations in the Award Rules that apply to Participants meeting the “Retirement Rule,” at any time after the Termination Date, the Participant may otherwise freely compete with the Travelers Group, including but not limited to competing on an account by account or deal by deal basis, to the extent that he or she does not violate the provisions of subsection (c) above.

8.                                     Forfeiture of Restricted Stock Unit Award.

(a)                                  Participant acknowledges and agrees as follows:

(i)                                     The Participant acknowledges that the receipt of the Award constitutes good, valuable and independent consideration for the Participant’s acceptance of and compliance with the provisions of the Award Agreement, including the forfeiture and recapture provision below, the Non-Solicitation Conditions and the POE Agreement.

(ii)                                  To the extent that the terms of the POE Agreement attached hereto as Exhibit B differ from the terms of any prior POE Agreement (or similar agreement) that the Participant has agreed to in connection with any prior equity grant by the Company, the Participant understands that his or her acceptance of the Award will result in the terms of the POE Agreement attached hereto as Exhibit B applying under his or her prior equity grant(s) as well as the current Award.

(b)                                The Participant agrees that, during the term of his or her employment with the Travelers Group and during the Restricted Period, if the Participant breaches the Non-Solicitation Conditions and/or the POE Agreement, in addition to all rights and remedies available to the Company at law and in equity (including without limitation those set forth in the Award Rules for involuntary termination), the Participant will immediately forfeit any award issued pursuant to this Award Agreement that has not yet been paid, exercised or vested.  The Company may also recapture from the Participant any and all compensatory value that the Participant received for the last twelve (12) months of his or her employment and through the end of the Restricted Period from any such award (including without limitation the amount of any cash payment made to the Participant upon exercise or settlement of the award, and/or the amount included as compensation in the taxable income of the Participant upon vesting or exercise of the award). The Participant will promptly pay the full amount due upon demand by the Company, in the form of cash or shares of Common Stock at current fair market value.

(c)                               The forfeiture and recapture remedies under paragraph (b) shall not limit or modify the Company’s rights and remedies with respect to any breaches of the Award Agreement at any time after the end of the Restricted Period.

(d)                                 The Award Rules provide a right to payment, subject to certain conditions, following the Participant’s Termination Date if the Participant meets the Retirement Rule which, among other conditions, requires that the Participant not engage in any activities that complete with the business operations of the Travelers Group through the Vesting Date (such non-compete condition may extend beyond the Restricted Period).  The remedies for a violation of such non-compete conditions are specified in the Award Rules and are in addition to any remedies of the Travelers Group under this Section 8.

9.                                     Consent to Electronic Delivery.  In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

10.                              Administration.  In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for a member of the Travelers Group to transfer certain Participant data to another member of the Travelers Group, or to its outside service providers or governmental agencies. By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

11.                              Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan, this Award Agreement, the Prospectus, and POE Agreement in effect from time to time, as later agreed to by the Participant, and other Company policies in effect from time to time relating to the Plan, constitutes the entire understanding between the parties hereto regarding the Award and supersedes all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.  This Award Agreement may be amended by a subsequent writing (including e-mail or electronic form) agreed to between the Company and the Participant.  Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement.  The provisions of the Award Agreement that are intended to survive the Termination Date of a Participant shall survive such date.  The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Travelers Group.

12.                              No Right to Employment.  The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Company for a definite period of time.  The employment relationship is “at will,” which affords the Participant or the Travelers Group the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law.  The Travelers Group retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment with the Travelers Group.

13.                              Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of the Award or his or her right hereunder to receive any Award Shares, except as otherwise provided in the Prospectus.

14.                              Conflict.  In the event of a conflict between the Plan, the Award Agreement and/or the Prospectus, the documents shall control in that order (that is, the Plan, the Award Agreement and the Prospectus).

15.                              Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept.  By clicking the button after the text of Exhibit B, the Participant accepts the Award and agrees to be bound by the terms, conditions, and restrictions set forth in the Award Agreement. The Participant’s rights under the Award will lapse at 12:00 a.m. on                     , and the Award will be forfeited on such date if the Participant does not accept the Award by clicking the button on or before 11:59 p.m. on                       .  For the avoidance of doubt, the Participant’s failure to accept the Award Agreement shall not affect his or her continuing obligations under any other agreement between the Company and the Participant.

EXHIBIT A—Award Rules

To Travelers’ Restricted Stock Unit Award Notification and Agreement

When you leave the Company

References to “you” or “your” are to the Participant.  “Termination Date” is defined in Section 7(a) of the Award Agreement and means the date of the conclusion of your employment with the Travelers Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group.

If you terminate your employment or if there is a break in your employment, your Award may be cancelled before the Vesting Date and the vesting and settlement of your Award may be affected.

The provisions in the chart below apply to Awards granted under the Plan.  Special rules apply for vesting and settlement of your Award in cases of termination of employment if you satisfy certain age and years of service requirements (“Retirement Rule”), as set forth in “Retirement Rule” below.

If You:	Here’s What Happens to Your Award:

Resign (but do not meet the Retirement Rule)	Vesting stops and all outstanding unvested restricted stock unit Awards are cancelled effective on the Termination Date.

Become disabled (as defined under the Company’s applicable long-term disability plan)

During the first 9 months of approved long-term disability leave and until your employment is terminated following such leave, outstanding restricted stock unit Awards will continue to vest on schedule. Your approved long-term disability leave does not commence until you have completed your approved short-term disability leave (generally 13 weeks). Upon the Termination Date after your disability leave period ends (which occurs 9 months after your transition to long-term disability or your transition to unpaid leave if you do not have long-term disability coverage under the long-term disability component of the Travelers disability program), all outstanding restricted stock unit Awards will vest immediately.

Shares will be distributed to you as soon as practical after the Termination Date. However, if you are considered a “specified employee” under the tax laws (which generally includes the top 50 officers ranked by included compensation), your restricted stock unit Awards will vest upon your Termination Date, but shares of Common Stock will not be issued and distributed to you until six months following your Termination Date or, if earlier, on the originally scheduled vesting date for the restricted stock unit Awards.

Take an approved personal leave of absence

The vesting of outstanding restricted stock unit Awards will continue during the first three months of an approved personal leave of absence. Once the approved leave of absence exceeds three months, vesting is suspended until you return to work and remain actively employed for 30 calendar days, after which time vesting will be restored retroactively. If you terminate employment during the leave for any reason, the termination of employment provisions will apply. If leave exceeds one year, all restricted stock unit Awards will be cancelled.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence	Outstanding unvested restricted stock unit Awards will continue to vest while you are on an approved leave.

Die while you are employed or following employment while your Award is outstanding	Outstanding unvested restricted stock unit Awards will vest immediately and the shares will be issued and distributed to your estate as soon as practical thereafter.

Are terminated involuntarily for gross misconduct or for cause*	Vesting stops and all outstanding unvested restricted stock unit Awards are cancelled on the Termination Date.

Are terminated involuntarily other than for gross misconduct or for cause (including under the Company’s applicable separation pay plan or any successor or comparable arrangement)	Vesting stops and all outstanding unvested restricted stock unit Awards are cancelled on the Termination Date.

While employed and at any time during the Restricted Period, breach the Non-Solicitation Conditions and/or the POE Agreement

As set forth in Section 8 of the Award Agreement, in addition to all rights and remedies available to the Company at law and in equity (including the above rights and remedies relating to involuntary termination), you will immediately forfeit any award to you under the Award Agreement that has not yet been paid, exercised or vested. The Company may also recapture from you any and all compensatory value that you received for the last 12 months of your employment and through the end of the Restricted Period from any such award (including the amount of any cash payment made to you upon settlement of the Award, and/or the amount included as compensation in your taxable income upon settlement of the Award). You will promptly pay the full amount due upon demand, in the form of cash or shares of Common Stock at current fair market value.

*                                        The Committee, in its sole discretion, determines what constitutes “gross misconduct” and “cause.”

Retirement Rule

If, as of your Termination Date, you are at least (i) age 65, (ii) age 62 with one or more full years of service, or (iii) age 55 with 10 or more full years of service, then you meet the “Retirement Rule.”  If you are terminated under the Company’s applicable separation pay plan or any successor or comparable arrangement, if any, your Termination Date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

The Retirement Rule does not apply if you were involuntarily terminated for gross misconduct or for cause. If you retire and do not meet the Retirement Rule, you will be considered to have resigned.

If you are terminated under the Company’s applicable separation pay plan or successor or comparable arrangement, if any, your Termination Date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

If you:

Meet the Retirement Rule

Your restricted stock unit Award Shares will be multiplied by a fraction, the numerator of which is the number of days from the Grant Date to the Termination Date, and the denominator of which is the number of days in the original vesting period for the restricted stock unit Award. At your retirement, any Award Shares in excess of that amount determined under the immediately preceding sentence will be forfeited and cancelled.

The restricted stock unit Award Shares that you retain will continue to vest and the shares will be issued and distributed to you upon the Vesting Date for the Award, provided that, during the period prior to the Vesting Date, you do not engage in any activities that compete with the business operations of the Travelers Group, including, but not limited to, working for another insurance company engaged in the property casualty insurance business as either an employee or independent contractor.

If you meet the Retirement Rule and are terminated involuntarily, the restricted stock unit Awards that you retain (as determined using the proration fraction set forth above) generally will be distributed as soon as practicable following your Termination Date. In that case you will not be subject to the non-compete requirement but you will remain subject to Sections 7 and 8 of the Award Agreement, and the POE Agreement. However, if you are considered a “specified employee” under the tax laws (which generally includes the top 50 officers ranked by included compensation) and you are terminated involuntarily, the shares of Common Stock represented by your retained restricted stock unit Awards will not be issued and distributed to you until six months following your Termination Date or, if earlier, on the originally scheduled Vesting Date for the Award, provided you comply with the non-compete requirement during that delayed period.

When called for under the above rules, you will be required to certify to the Company that you have not engaged in any activities that compete with the business operations of the Travelers Group since your Termination Date.  You may be required to provide the Company with other evidence of your compliance with the Retirement Rule as the Company may require.

EXHIBIT B –

To Travelers’ Restricted Stock Unit Award Notification and Agreement

PRINCIPLES OF EMPLOYMENT AGREEMENT

As a condition and in consideration of your employment with The Travelers Companies, Inc. or one of its subsidiaries, affiliates, successors or assigns (together, the “Company” or “Travelers”), the Company wishes to set forth and obtain your agreement on certain matters that are important to both of us.

Your acceptance of this Principles of Employment Agreement (the “POE Agreement”), if you have not already accepted its provisions in their current form pursuant to a prior Company option agreement or employment agreement or policy, constitutes your acknowledgment and acceptance of and agreement to the provisions set forth below and the Travelers’ (i) Employee Policies [LINK], (ii) Internal Dispute Resolution Policy (“IDR Policy”) [LINK] and (iii) Employment Arbitration Policy (the “Arbitration Policy”) [LINK], each of which the Company may amend or supplement from time to time.

You may print and retain a hard copy of the Employee Policies, the IDR Policy and the Arbitration Policy at any time.   Please review this POE Agreement and these other documents carefully.  If you have any questions about them at any time, please ask your manager.

Arbitration/Dispute Policies

1.  While the Company hopes that disputes with its employees will never arise, the Company wants them resolved promptly if they do.  The IDR and Arbitration Policy (together, the “Arbitration Policies”) cover any employment and compensation-related disputes that you may have with the Company and its current and former officers, directors, employees and agents, including disputes regarding termination of employment, but excluding certain specific claims described in these policies.  The Arbitration Policies do not preclude the Company from taking disciplinary action against you (including termination) at any time, but if you dispute such action, you and the Company agree that the disagreement will be resolved solely through the processes set forth in the Arbitration Policies.

2.  For claims covered by the Arbitration Policies, the process is divided into two parts.  First, under the IDR, you may seek internal review of any action regarding your employment or termination of your employment that you think is unfair.  Second, in the unusual situation when this internal process does not fully resolve an employment-related dispute and the dispute is based upon legally protected rights, you and the Company agree to submit the dispute to binding arbitration in accordance with the Arbitration Policy.

3.  As set forth in the Arbitration Policies, you acknowledge and agree that any breach or threatened breach of the Intellectual Property and Confidentiality provisions set forth below will constitute a violation of your covenants and obligations to the Company with respect to intellectual property and/or confidentiality/non-disclosure and, therefore, the Company has the right (but not the obligation) to bring a court action, rather than arbitration, to seek injunctive relief or specific performance.  You and the Company agree that any such action will be brought solely in the state or federal courts located in St. Paul, Minnesota, and you submit to the exclusive jurisdiction of these courts and agree not to challenge such venue.  You agree that this POE Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Minnesota.

Intellectual Property and Confidentiality

4.  You agree that you will not, either during or after your employment, use, publish, make available, or otherwise disclose, except for the Company’s benefit in the course of such employment, any technical or business information developed by, for, or at the expense of the Company, or assigned or entrusted to the Company, unless such information is generally known outside of the Company. In addition, you will keep at all times subject to the Company’s control and will deliver to or leave with the Company all written and other materials in any form or medium (including, but not limited to, print, tape, digital, computerized and electronic data, parts, tools, or equipment) containing such information upon termination of your employment.  You also agree to cooperate to remedy any unauthorized use of such information and not to violate any Company policy regarding same.

5.  You agree that all records, reports, notes, compilations, or other recorded matter, and copies or reproductions thereof, relating to the Company’s operations, activities or business, made or received by you during your employment with the Company are, and shall be, the property of the Company exclusively, and you will keep the same at all times subject to the Company’s control and will deliver to or leave with the Company the same at the termination of your employment.

6.  You agree that all trade secrets, inventions, works of authorship (including, without limitation, illustrations, writings, multimedia works, software and computer programs), improvements, systems, apparatuses, designs, practices, processes, analytical models, ways of doing business, formulae and all other business or technical information (collectively, “Inventions”) created, conceived, or reduced to practice, by you, either alone or with others, while employed by the Company and related to the existing or anticipated business, research, or development of the Company, or resulting from your work with the Company, belong solely to the Company, including all intellectual property rights therein.

7.  You are hereby notified that the assignment and ownership provisions herein do not apply to any Inventions: (i) that you create, conceive or reduce to practice entirely on your own time, without using the Company’s equipment, supplies, facilities or trade secret information, and that do not (a) relate directly at the time of such creation, conception, or reduction to practice to the Company’s business or actual or demonstrably anticipated research or development or (b) result from any work you perform for the Company; and/or (ii) for which such provisions would be unenforceable under any state statute.

8.  You agree to: (i) promptly disclose to the Company all Inventions that belong to the Company under this POE Agreement; (ii) cooperate with the Company regarding the filing and prosecution of any patent applications relating to such Inventions; (iii) assign, and you hereby assign, to the Company, or to others as directed by the Company, all of your interest (if any) in such Inventions and all intellectual property rights therein; and (iv) execute any papers and do any acts which the Company may consider necessary to secure to it and perfect any and all rights relating to such Inventions, including all patents and copyrights (and renewals thereof) in any country (without charge to the Company, but at the expense of the Company). You hereby waive all “moral rights” and the like with respect to all such works of authorship to the extent allowed by applicable law. Until proven otherwise, any Invention shall be presumed to have been conceived during your employment with the Company if within three (3) months after termination of such employment with the Company it is disclosed to others, or it is completed, or it has a patent application filed thereon.

9.  You represent that you have provided to the Company a complete list of all Inventions (if any) that you have made or conceived prior to your employment by the Company that (i) relate to the business, research or development of the Company and (ii) are owned or controlled by you personally.  You further represent that you are not a party to any other agreement that conflicts with your obligations under this POE Agreement.

Miscellaneous

10.  You agree that you have accepted this POE Agreement in the belief that its provisions are reasonable and enforceable.  However, if any one or more of the provisions contained in this POE Agreement shall be held to be invalid or unenforceable, then such provisions shall be deemed to be modified or restricted to the minimum extent necessary to render them valid and enforceable, and this POE Agreement will be construed and enforced to the maximum extent permitted by law.

11.  You agree that nothing herein constitutes a contract of employment for a definite period of time.  The employment relationship is “at will,” which affords you or the Company the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law.  The Company retains the right to decrease your compensation and/or benefits, transfer or demote or otherwise change the terms or conditions of your employment with the Company.

12.  You agree that your obligations under this POE Agreement shall survive the termination of your employment with the Company regardless of the reason.

THE TRAVELERS COMPANIES, INC.

THE PARTICIPANT’S ACCEPTANCE

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